Exhibit 10.2

Kyndryl Holdings, Inc.

Performance Share Units Equity Award Agreement

Confidential

Plan	Kyndryl Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Plan”)
Award Type	Performance Share Units; Cash-Settled Performance Share Units (the “PSUs”)
Purpose

The purpose of this Award is to reward and retain your services. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.

Capitalized terms not specifically defined in this Equity Award Agreement (this “Agreement”) have the meanings given to them in the Plan.

Awarded to Home Country Global ID	[Participant Name]
Award Agreement

This Agreement, including the Terms and Conditions of Your Award attached hereto that form part of this Agreement, together with the Plan, under which this award of PSUs (this “Award”) is granted and which is incorporated herein by reference, constitute the entire agreement between you and Kyndryl Holdings, Inc. (“Kyndryl”) and its subsidiaries (including subsidiaries and partnerships and other business ventures in which Kyndryl has a controlling equity interest) (together, the “Company”) with respect to this Award. [You acknowledge and agree the Amended Plan is available on Fidelity.]

Grant	Date of Grant	Performance Goal	Performance Goal Weighting*	# PSUs Awarded (at Target)	Performance Period	Date of Payout
	June 1, 2026	Adjusted Operating Cash Flow	100%		April 1, 2026 - March 31, 2029	On or around June 1, 2029
* The number of PSUs earned will be subject to a +/-20% total shareholder return (“TSR”) payout modifier, as described in Exhibit A.
Vesting

Subject to the level of achievement of each applicable Performance Goal during its applicable Performance Period as set forth above and described in further detail on Exhibit A, you will vest in any earned PSUs on the Date of Payout with respect to such PSUs subject to your continued employment with the Company through the applicable Date of Payout and terms and conditions of this Agreement, as awarded above based on Kyndryl’s performance in achieving the performance goals approved by the Committee and described in Exhibit A during the performance period beginning on April 1, 2026 and ending on March 31, 2029 for Adjusted Operating Cash Flow (the “Performance Period”).

Payout of Awards

Subject to the terms and conditions of the Plan and this Agreement and applicable law, promptly following each “Date of Payout” indicated above, the Company shall either (1) deliver to you a number of shares of Common Stock equal to the number of the earned and vested PSUs, with respect to such Date of Payout or (2) make a cash payment to you equal to the Fair Market Value on the Date of Payout multiplied by the number of your earned and vested PSUs with respect to such Date of Payout in each case net of applicable tax withholding. Payment in shares is not applicable in countries in which the Company has determined that the Awards will be  paid in cash, in which case, payment will only be made in cash as described in the immediately preceding sentence.

Accept Your Award

This Award is considered valid when you accept it. By accepting this Award, you acknowledge having received and read this Agreement and the Plan and you agree to be bound by, and agree that this Award is subject in all respects to the terms of the Plan and the Agreement (including those provisions relating to cancellation, rescission, clawback and recoupment of Awards, jurisdiction and/or local laws and governing law) and you agree not to hedge the economic risk of this Award or any previously-granted outstanding awards from Kyndryl, which includes entering into any derivative transaction on Kyndryl securities (e.g., any short sale, put, swap, forward, option, collar, etc.). This Award may be cancelled unless you accept within 90 days of receipt.

Kyndryl Holdings, Inc.

Performance Share Units Equity Award Agreement

Terms and Conditions of Your Award

Pursuant to the Plan, Kyndryl has granted you this Award as described in this Agreement on the terms and conditions set forth herein (including the cover page hereto). This Award is also subject to the terms and conditions of the Plan.

As an Award recipient, you can see a personalized summary of all your outstanding equity awards at Kyndryl’s Fidelity NetBenefits website. This site contains other information about long-term incentive awards, including copies of the prospectus and the governing Amended Plan document. If you have additional questions and you are based in the U.S. you can contact Fidelity at 800-544-9354, from 5:00 p.m. Sunday through 12:00 a.m. Friday Eastern time. Outside of the U.S. you can use the Fidelity Guide to choose the local Fidelity number for your country.

1.	DEFINITION OF TERMS

Capitalized terms not specifically defined in this Agreement have the meanings given to them in the Plan (as incorporated herein by reference solely for purposes of this Agreement).

2.	NATURE OF GRANT

In accepting the grant, you acknowledge, understand and agree to all of the following:

a.

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in accordance with its terms for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law;

b.	you are voluntarily participating in the Plan;

c.

the grant of this Award is voluntary and a one-time benefit and does not create any contractual or other right to receive future grants (whether on the same or different terms), or benefits in lieu of Awards, even if an Award has been granted in the past;

d.

all decisions with respect to future grants, if any, will be at the discretion of the Committee, including, but not limited to, the form and timing of the grant, the number of units subject to the grant, and the vesting provisions applicable to the grant;

e.

the grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company and shall not interfere with the ability of the Company to terminate your employment or service relationship;

f.	shares (or cash) will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period;

g.	the PSUs and any shares (or cash) delivered in respect of the PSUs are not intended to replace any pension rights or compensation, if applicable;

h.

the PSUs and any shares (or cash) delivered in respect of the PSUs, and the income and value thereof, are an extraordinary item of compensation outside the scope of your employment or services (and employment or services contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

i.	the future value of the shares underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;

j.	no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from your ceasing to be employed or otherwise providing services to the Company;

k.

unless otherwise provided herein, in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any similar benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

l.

if you reside or are employed outside of the United States, you acknowledge and agree that the Company shall not be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any shares acquired upon settlement.

3.	NON-SOLICITATION

a.

In consideration of this Award, you agree that during your employment with the Company and for [one year][two years] following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation, or other business entity, (i) hire, solicit, or make an offer to or (ii) attempt to or participate or assist in any effort to hire, solicit, or make an offer to any Restricted Employee to be employed or to perform services outside of the Company. For the purposes of this Paragraph, a “Restricted Employee” is any person [that you were directly or indirectly involved with, or exposed to confidential information about, as part of your job responsibilities during the last 12-month of your employment with the Company] (x) who is an employee of the Company at the time of any conduct by you referenced in the preceding sentence, or (y) who was an employee of the Company at any time in the 12 month period immediately preceding any conduct by you referenced in the preceding sentence.

b.

You also agree that during your employment with the Company and for [one year][two years] following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation or other business entity (i) solicit, for business purposes, any Restricted Customer of the Company; (ii) induce or attempt to induce any Restricted Customer to reduce, eliminate, or terminate its business with the Company; or (iii) divert or attempt to divert any business from a Restricted Customer to any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three-year period prior to the termination of your employment with the Company. For the purposes of this Paragraph, “Restricted Customer” means any actual or prospective customer of the Company that you were directly or indirectly involved with, or exposed to confidential information about, as part of your job responsibilities during the last 12 months of your employment with the Company. The term “Restricted Customer” shall not include any customer with whom you had a pre-existing relationship prior to becoming employed by the Company.

c.

By accepting this Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

The above non-solicitation provisions do not apply to you if your home country is in Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, and Venezuela, or where explicitly stated otherwise in this Agreement.

4.	CANCELLATION AND RESCISSION OF AWARDS/CLAWBACK
a.

You understand that the Company may cancel, modify, rescind, suspend, clawback, recoup, withhold or otherwise limit or restrict this Award in accordance with the terms of the Plan, and all applicable laws, including, but not limited to Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.  Further, all awards granted under the Plan, including this Award, are subject to all clawback policies that the Company maintains, adopts or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or any applicable law. You acknowledge and agree to abide by the terms of the Company’s Financial Statement Clawback Policy and the Company’s Clawback Policy, as each in effect from time to time, and all other clawback policies of the Company, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Financial Restatement Policy) to the Company to the extent required by, and in a manner consistent with, the Financial Restatement Policy, regardless of whether you received such Erroneously Awarded Compensation under the Plan or any other plan of the Company or any of its affiliates.

b.

All determinations regarding enforcement, waiver or modification of the cancellation, rescission, clawback, recoupment and other provisions of the Plan and this Agreement (including the provisions relating to Termination of Employment, death and Disability) shall be made in the Committee’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

c.

You agree that the provisions of the Plan and this Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of this Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Amended Plan) during employment or after your employment-relationship has ended may result in cancellation, rescission, clawback or recoupment of this Award and all other awards granted to you under the Plan; provided, however, that cancellation, rescission, clawback or recoupment due to Detrimental Activity solely as it relates to rendering competitive services after your employment relationship shall only be applicable to services rendered within one year following the termination of your employment.

d.

The cancellation, rescission, clawback and recoupment provisions of the Plan may be triggered by your acceptance of an offer to Engage in or Associate with any business that is or becomes competitive with the Company, or your engagement in competitive activities for [one year][two years] after your employment relationship with the Company has ended if: (i) on or prior to the date of grant stated in this Agreement you have entered into a Noncompetition Agreement with the Company or an affiliate (including, for this purpose, with IBM Corporation or an IBM affiliate prior to the Spin-Off), as applicable; or (ii) this Award is a Retention Restricted Stock Unit Award. For purposes of this Agreement, “Engage in or Associate” means and includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a stockholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

e.

For the avoidance of doubt: (a) all other cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if after your employment relationship has ended with the Company but during the clawback period you engage in any Detrimental Activity described in Section 13(a) (excluding Section 13(a)(i)) of the Amended Plan; and (b) the cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if during your employment with the Company you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Amended Plan.

5.	GOVERNING LAW, EXPENSES AND ADMINISTRATION

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. Any dispute arising under or relating to the Plan and each Award Agreement shall be resolved by final and binding arbitration administered by JAMS in New York, New York pursuant to its applicable rules and governed by the Federal Arbitration Act (FAA). You consent to the jurisdiction of the state and federal courts located in New York County or Westchester County, New York for purposes of enforcing any such arbitration award and irrevocably waive any objection to the venue of any such proceeding, including any objection that such proceeding has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce this Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees and arbitration fees.

If the vendor engaged to administer the Plan changes, you consent to moving all of the Common Stock and Awards you have received under the Plan that is in an account with such vendor (including unvested and previously vested Common Stock and Awards), to the new vendor engaged to administer the Plan. Such consent will remain in effect unless and until revoked in writing by you.

6.	DATA PRIVACY, ELECTRONIC DELIVERY, ELECTRONIC SIGNATURE

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary, and with any vendor engaged by the Company to administer this Award, subject to and for the purposes of implementing this Agreement; you also consent to receiving information and materials in connection with this Award or any subsequent awards under the Plan or any other Company plan, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now or in the future (including without limitation by e-mail, by vendor Website access or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

a.

By participating in the Plan or accepting any rights granted under it, you consent to and authorize the collection, processing and transfer by the Company of personal data relating to you by the Company for the purposes of fulfilling its obligations and exercising its rights under the Amended Plan, statements and communications relating to the Plan and generally administering and managing the Plan, including keeping records of analysis of and reporting on participation levels and other information about the Plan from time to time. Any such processing shall be in accordance with the purposes and provisions of this data privacy provision. Such consent will remain in effect unless and until revoked in writing by you.

This includes the following categories of data (“Data”):

i.	Data already held in the Company’s records for you such as your name and address, employee number, payroll number (if applicable), service dates and whether you work full-time or part-time;
ii.	Data collected upon you accepting the rights granted under Plan (if applicable); and
iii.

Data subsequently collected by the Company in relation to your continued participation in the Plan, for example, data about Common Stock offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about you and your participation in the Plan (e.g., the date on which shares were granted, your Termination of Employment and the reasons of Termination of Employment or retirement).

b.

You expressly consent to the transfer of personal data about you as described in paragraph (a) above by the Company. Data may be transferred not only within the country in which you are based from time to time or within the EU or the European Economic Area (“EEA”), but also worldwide, to other employees and officers of the Company and to the following third parties for the purposes described in paragraph (a) above:

i.	Plan administrators, auditors, brokers, suppliers, agents and contractors of, and third party service providers, vendor Website Access and facsimile to, the Company;
ii.	Regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law or otherwise deemed necessary by the Company;
iii.	Other third parties to whom the Company may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company;
iv.	Your family members, heirs, legatees and others associated with you in connection with the Plan; and
v.	Any vendor engaged by the Company to administer this Award.

The Company has internal policies to ensure an equivalent level of protection is in place across the Company’s worldwide organization.

You have the right to be informed whether the Company holds personal data about you and, to the extent the Company does so, to have access to those personal data at no charge and require the Company to correct the data if it is inaccurate and to request the erasure, request the restriction of processing or object to the processing and withdraw your consent. You are entitled to all the other rights provided by application data privacy law, including those detailed in any applicable documentation or guidelines provided to you by the Company in the past. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Amended Plan (and may result in the forfeiture of unvested Awards).

You agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by the Company to administer this Award.

7.	TERMINATION OF EMPLOYMENT, INCLUDING DEATH AND DISABILITY, AND LEAVE OF ABSENCE
A.	Termination of Employment and Continued Vesting

In the event you experience a termination of employment (other than on the account of death or Disability), all the PSUs that are unvested as of the date of your termination of employment, and any relating rights thereto, under this Award shall be canceled and forfeited, with no further amount payable thereunder.

However, under the Executive Severance Plan and Executive Retirement Policy, if your employment terminates (other than for Cause) you may be eligible for continued PSU vesting upon your retirement from the Company. You must also meet the following retirement conditions: (i) you have attained age 55; (ii) you have completed 10 years of service with the Company (including, for this purpose, service with IBM for individuals whose employment was transferred from IBM to the Company in connection with the Spin-Off); (iii) you have completed at least one year of active service with the Company measured from the PSU date of grant (as set forth in this Agreement) unless the [Committee][Board] approves an earlier separation; (iv) you have provided at least six months’ written notice of your retirement to the Vice President of HR for your business unit (which period may be waived or shortened if acknowledged in writing by a person authorized by the Company for this purpose); (v) you do not voluntarily terminate employment prior to the retirement date agreed upon with the Company; (vi) your employment is not terminated for Cause; (vii) you sign and do not revoke a retirement agreement and general release that will include, among other things, a release of any and all claims that you may have against the Company, and any of its employees, directors, or agents; confidentiality and trade secret commitments; and (viii) you comply with all restrictive covenants, including non-solicitation and non-competition, to which you are bound.

[If you voluntarily resign prior to June 2, 2028 the number of PSUs payable under this Award will be prorated based on the time that you were employed with the Company during the PSU Performance Period, and adjusted for the performance score determined for the entire applicable performance period(s); provided, however, that if you resign on such earlier date as approved by the Board or that if you are involuntarily terminated by the Company other than for Cause before the end of the Performance Period, no proration will apply to the number of PSUs payable to you. Additionally, you must meet the following requirements in order for you to be eligible for continued vesting of outstanding PSUs following your Termination of Employment if you provide at least six (6) months’ written notice of your retirement to the HRVP for your business unit (which period may be waived or shortened if acknowledged in writing by the plan administrator). You will also be required to sign and not revoke a separation agreement and general release that will include, among other things, a release of any and all claims that you may have against the Company, and any of its employees, directors, or agents; confidentiality and trade secret commitments; a non-solicitation of Company employees for two (2) years, and except to the extent waived by the Company for retirees outside the United States or where such waiver is required by local law for retirees in the United States (in writing by the plan administrator), a two-year non-competition commitment and a two-year non-solicitation of Company clients.]

B.	Death or Disability

In the event you experience a termination of employment due to death or Disability, all the PSUs that are unvested as of the date of your termination of employment shall remain outstanding and eligible to vest on their originally scheduled Date of Payout, based on Company performance, as applicable, over the entire applicable Performance Period(s) as if you had not experienced a termination of employment. For purposes of this Agreement, “Disability” means that you are deemed by the Company to be disabled and eligible for benefits under the terms of the Kyndryl Long Term Disability Plan (or any successor plan or similar plan of the Company).

C.	Leave of Absence

In the event you are on a management approved leave of absence, any unvested PSUs shall continue to vest as if you were an active employee of the Company, subject to the terms of this Agreement. For the avoidance of doubt, if you return to active status, the PSUs that are unvested shall continue to vest according to the terms of this Award, and if you experience a termination of employment, the PSUs shall be subject to the terms of Sections 7(a) and (b).

D.	Dividend Equivalents

PSUs do not provide for dividends.

E.	Prior IBM Service

If you were transferred to the Company in connection with the Spin-Off, you will have your prior service with IBM (as reflected in the Company’s [records as of the Spin-Off][system of record]) counted as if it were service with the Company for purposes of determining years of service under this Award.

8.	CHANGE IN CONTROL

In the event of a Change in Control, the PSUs shall be treated in accordance with Section 15 of the Plan, except as otherwise determined by the Committee.

9.	COUNTRY JURISDICTION SPECIFIC TERMS AND CONDITIONS
A.	Argentina

English Language Consent

You confirm that you have read and understood the terms and conditions of the Plan and this Agreement, which were provided in English. You accept and consent to the terms of the documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, being drawn up in English.

B.	Canada

Form of Settlement

Notwithstanding any discretion contained in the Plan or this Agreement, the PSUs will be settled only in shares. The PSUs do not provide any right for you to receive a cash payment in settlement of the PSUs.

Nature of Grant

Notwithstanding any provision of this Agreement to the contrary, in the event your employment is terminated (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or your employment agreement, if any) your right to vest in the PSUs, if any, will terminate effective on the earliest of: (a) the date that your employment with the Company is terminated; and (b) the date that you receive notice of termination of your employment with the Company, regardless of any notice period, period of pay in lieu of such notice or related payments or damages provided or required to be provided under applicable employment law in the jurisdiction where you are employed or the terms of your employment agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PSUs, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to any compensation for lost vesting. This does not affect your eligibility for continued vesting under Section 7.

The following terms and conditions apply if you reside in Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

C.	Denmark

Non-Solicitation

The following non-solicitation clause will replace the above-non-solicitation provision of Section 3 for individuals with the home country of Denmark:

In consideration of this Award, you agree that during your employment with the Company, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company. By accepting this Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

D.	France

English Language Consent

In addition to the English language provisions below, by accepting the grant of PSUs, you confirm having read and understood the Plan and this Agreement which were provided in English. You accept the terms and conditions of those documents accordingly.

E.	Hong Kong

Settlement of Vested PSUs

The following provision supplements the “Payout of Award” provision on the cover page of this Agreement:

Notwithstanding any discretion set forth in the Plan or this Agreement, the PSUs will be settled only in shares. The PSUs do not provide any right for you to receive a cash payment in settlement of the PSUs.

Any shares received by you upon settlement of the PSUs are accepted by you as a personal investment. If, for any reason, the PSUs vest and become non-forfeitable and shares are issued or transferred to you within six months after the date of this Award, you agree that you will not offer the shares to the public in Hong Kong or otherwise dispose of any such shares prior to the six month anniversary of the date of grant of this Award.

F.	Mexico

Labor Law Acknowledgement and Policy Statement

By accepting this Award, you acknowledge that the Company is solely responsible for the administration of the Amended Plan. You further acknowledge that your participation in the Amended Plan, the grant of this Award and any acquisition of shares under the Plan does not constitute an employment relationship between you and the Company because you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Company, and do not form part of the employment conditions and or benefits provided by the Company, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, branches, representative offices, stockholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Securities

You acknowledge that this Award, this Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Mexico. The shares acquired pursuant to the Plan have not and will not be registered in Mexico and therefore, neither the PSUs nor the shares may be offered or publicly circulated in Mexico.

G.	Portugal

English Language Consent

You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and this Agreement.

H.	Spain

Labor Law Acknowledgment

This provision supplements the acknowledgements contained in Section 2 of this Agreement:

In accepting the grant of PSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant awards under the Plan to certain individuals who may be employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company, other than as set forth in this Agreement. Consequently, you understand that this Award is granted on the assumption and condition that any shares acquired upon settlement of this Award are not a part of any employment contract (with the Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, you understand that this Award would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to this Award shall be null and void.

I.	United Kingdom

Responsibility for Tax-Related Items

Without limitation to Section 12, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or by Fidelity (or any other vendor of the Company with respect to the Plan or tax collection or any tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company against any Tax-Related Items that the Company is required to pay or withhold or have paid or will pay on your behalf to Fidelity (or any other vendor of the Company with respect to the Plan or tax collection or any tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.

J.	United States

Trade Secrets

Nothing in the Plan, this Agreement or any prospectus affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016 (DTSA), as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law. In accordance with the DTSA, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if the disclosure (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in such court proceeding, provided that you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

You acknowledge that you have been advised by the Company to consult with counsel of your choosing concerning the contents of this Agreement.

Cancellation, Recission and Clawback

[For the avoidance of doubt, unless further prohibited by law, the cancellation and rescission provisions of the Amended Plan will apply if you engage in (1) any Detrimental Activity as described in Section 13(a) of the Amended Plan prior to your employment relationship ending with the Company or (2) any Detrimental Activity described in Section 13(a) of the Amended Plan other than engaging in competitive activities after your employment relationship has ended with the Company, as described in Section 13(a)(i) of the Amended Plan.] [For the avoidance of doubt, unless otherwise required or prohibited by law, the cancellation, rescission, clawback and recoupment provisions of the Plan will apply if you engage in (1) any Detrimental Activity prior to your employment relationship ending with the Company or (2) any Detrimental Activity other than engaging in competitive activities after your employment relationship has ended with the Company.]

The cancellation, rescission, clawback and recoupment provisions of the Plan that apply if you engage in Detrimental Activity during your employment with the Company, constitute “non-competition restrictions” that may affect your ability to obtain future employment. The cancellation, rescission, clawback and recoupment provisions of the Plan that apply if you engage in Detrimental Activity during or after your employment with the Company, as well as the restrictions in Section 3 of this Agreement, constitute “non-solicitation restrictions.” By accepting this Award, you acknowledge that this Agreement specifies valuable, mutually agreed, independent consideration (in the form of stock grants and/or long-term cash awards) for the non-competition and non-solicitation restrictions contained in this Agreement, and that the non-solicitation restrictions referenced in this Agreement are supported by valuable, mutually-agreed, independent consideration to which you are not otherwise entitled.

If you reside in or work from an office in Colorado, District of Columbia, or Illinois, you may consider this Agreement for up to 14 days prior to signing it. If you reside in or work from an office in Massachusetts, this Agreement will take effect no sooner than 10 business days after if it is signed by both you and the Company.

Nothing in this Section 9 is intended to supersede or modify the New York choice-of-law provision in Section 5 of this Agreement, except with respect to the enforceability of the noncompetition and non-solicitation restrictions, and then only to the extent you work in a state with a statute that provides solely for the law of that particular state to apply, and have worked in that state in the 30 days prior to your execution of this Agreement.

10.	PAYMENT OF AWARD

The payment terms of this Award are set forth on the cover page of this Agreement and are subject to the terms and conditions of the Plan and this Agreement and applicable law.

11.	TRANSFERABILITY

You may not transfer or assign, pledge, pay to, exercise or otherwise encumber this Award prior to the settlement of the Award by anyone other than you, except by law, will or the laws of descent and distribution. Notwithstanding the foregoing, in no event shall this Award is transferable or assignable other than by will or by the laws of descent and distribution.

Any shares of Common Stock issued or transferred pursuant to this Award, if applicable, shall be subject to your compliance with policies as the Committee or the Company may deem advisable from time to time, including without limitation, any policies relating to certain minimum stock ownership requirements, including, but not limited to, the Company’s Stock Ownership Guidelines, if applicable. Such policies shall be binding upon your permitted legatees, legal representatives, successors and assignees.

12.	NOTICES

Any notice to be given under this Agreement shall be addressed to the Company in care of its Chief Human Resources Officer at:

Kyndryl Holdings, Inc.

1 Vanderbilt Avenue, 15th Floor

New York, NY 10017

USA

Attn: Chief Human Resources Officer

(or, if different, the then-current principal business address of the duly appointed Chief Human Resources Officer of the Company) and to you at the address appearing in the Company’s records for you or to either party at such other address as either party may hereinafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13.	TAX WITHHOLDING
a.

Regardless of any action the Company takes with respect to any and all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding that the Company determines is required by law (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of this Award, the vesting of this Award, the delivery or sale of any shares or cash acquired pursuant to this Award and the issuance of any dividends, if applicable.

b.

To the extent that the grant or vesting of this Award, the delivery of shares or cash pursuant to this Award or the issuance of dividend equivalents, if applicable, results in a withholding obligation for Tax-Related Items, unless otherwise specifically approved and directed by the Committee, you authorize the Company or agent of the Company to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from your wages or other cash compensation paid to you by the Company;

(ii) withholding from proceeds of the cash payout of this Award or the sale of shares acquired upon settlement of this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(iii) withholding from the shares to be delivered upon settlement of the PSUs that number of shares having a Fair Market Value equal to the amount of the withholding. If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

c.

You agree to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may delay issuance or delivery of the shares, cash or the proceeds of the sale of shares until such time arrangements have been made to ensure the remittance of all taxes due from you in connection with Tax-Related Items if you fail to comply with such Tax-Related Items.

d.

You hereby acknowledge that you will not be entitled to any interest or appreciation on shares sold to satisfy the tax withholding requirements (including with respect to any amounts withheld in excess of your tax liability).

e.

Regardless of any taxes that are withheld, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of your PSUs, including any taxes and penalties under Section 409A of the Code, and the Company has no obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

14.	PSUs SUBJECT TO THE PLAN

By entering into this Agreement, you agree and acknowledge that you have received and read a copy of the Amended Plan. This Award is subject to the Plan. In the event of a conflict between any term or condition contained herein and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail.

15.	AMENDMENTS

The rights and obligations under this Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions herein may be amended by the sole discretion of the Committee in order to comply with any such laws and regulations and in all other manners allowed by the Plan.

16.	SIGNATURE IN COUNTERPARTS

To the extent that this Agreement is manually signed, instead of electronically accepted by you (if permitted by the Company), it may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.	ADMINISTRATION AND CONSENT

In order to manage compliance with the terms of this Agreement, shares delivered pursuant to this Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the shares or held in the custody of a custodian until otherwise determined by the Company. The form of the custody agreement and the identity of the custodian or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of shares delivered pursuant to this Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. The Company reserves the right to impose other requirements to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules or regulations or to facilitate the operation and administration of this Award and the Plan. This includes the PSUs, any shares you acquire pursuant to this Award and your participation in the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements, undertakings or additional documents that may be necessary to accomplish the foregoing. You agree to take such other actions as may be deemed reasonably necessary or desirable by the Company to effectuate the provisions of this Agreement, as in effect from time to time. As a holder of shares delivered pursuant to this Agreement or any prior agreement between you and the Company, you acknowledge and agree that the Company may impose a legend on any document relating to shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such shares, and may instruct the administrator of any brokerage account into which shares have been initially deposited to freeze or otherwise prevent the disposition of such shares.

18.	ENGLISH LANGUAGE

If you are a resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of PSUs, be drawn up in English. You acknowledge that if you have received this Agreement, the Plan or any other document related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

19.	SECTION 409A; DEFERRAL ELECTIONS

This Award is intended to be compliant with or exempt from Section 409A of the Code and shall be interpreted in such manner and, to the extent you are subject to income taxation by or in the United States, is subject in all respects to the Plan provisions with respect to Section 409A of the Code and the following:

a.	All payments or settlements under this Award that are said to be made promptly following a date shall be made as soon as practicable following such date, but in all events no later than 2 ½ months following the year in which the applicable portion of this Award vests, and will equal the payment with respect to the vested portion of this Award.

b.	In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments or delivery of the shares underlying the PSUs may not be made at the time contemplated by the terms of this Award or subject to any applicable deferral, as the case may be, without causing you to be subject to taxation under Section 409A of the Code, the Company may unilaterally amend this Agreement to cause the payments to be made at a time that would not cause you to be subject to taxation under Section 409A of the Code.

c.

If you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and deliveries of shares or cash in respect of any portion of this Award that is subject to Section 409A of the Code and with respect to which payment is linked to the date of your “separation from service” (as defined under Section 409A of the Code) shall not be made prior to the date which is six months after the date of your separation from service from the Company, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder or, if earlier, your death.

20.	REPATRIATION; COMPLIANCE WITH LAW

If you are resident or employed outside the United States, you agree to repatriate all payments attributable to the shares and cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consents to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Further, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence (and country of employment, if different).

20.	INSIDER TRADING / MARKET ABUSE LAWS

By participating in the Amended Plan, you agree to comply with the Company’s Insider Trading Policy (Securities Trading Policy). You further acknowledge that you may be subject to local insider trading and/or market abuse laws and regulations that are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your personal responsibility to comply with any applicable restrictions, and that you should consult your personal advisor on this matter.

21.	WAIVER

No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

22.	ENTIRE AGREEMENT

This Agreement, including the Terms and Conditions of Your Award set forth herein, together with the Plan, under which this Award is granted and which is incorporated herein by reference, constitute the entire agreement between you and the Company with respect to this Award and supersedes all prior oral and written agreement between you and the Company pertaining to such matters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant set forth in this Agreement.

KYNDRYL HOLDINGS, INC.

By:

Mark Paulek
Chief Human Resources Officer

[IF NOT ELECTRONICALLY ACCEPTED]

PARTICIPANT
______________________________________
Signature

______________________________________
Print Name

______________________________________
Date

______________________________________
Employee ID

Kyndryl Holdings, Inc.

Exhibit A to PSU Equity Award Agreement

Vesting; Calculating Achievement of Performance Criteria

You can earn the PSUs awarded above based on Kyndryl’s performance in achieving during the Performance Period the performance criteria set forth in materials presented to and approved by the Committee and described below. As soon as practicable following the completion of the Performance Period, the Committee shall determine, in its sole discretion, the achievement with respect to the performance criteria described below and will calculate the “% of Target Payout” based on the actual level of achievement of the performance criteria. The performance criteria shall not be achieved and no PSUs shall be vested until the Committee certifies in writing the extent to which the performance criteria have been achieved. All determinations with respect to whether, and the extent to which, the performance criteria have been achieved shall be made by the Committee in its sole discretion.

The number of PSUs that are eligible to be earned shall be based on the Committee’s certification of the achievement of the performance criteria established by the Committee, with the number of PSUs earned in respect of achievement of the performance criteria equal to the product of (1) the target number of PSUs awarded times (2) the applicable “% of Target Payout” achieved with respect to the performance criteria, and further adjusted for the TSR modifier described below.  The number of PSUs earned shall be rounded up or down to the nearest whole PSU.

If the actual performance with respect to the performance criteria determined by the Committee is between (i) the “Threshold” and “Target” or “Target Range” (as applicable) levels of achievement or (ii) the “Target” or “Target Range” (as applicable) and “Maximum” levels of achievement, then the “% of Target Payout” shall be determined by linear interpolation (and rounded to the nearest tenth of a whole percent).

Any PSUs that do not become vested based on the actual achievement of the performance criteria during the Performance Period will be forfeited for no consideration therefore as of the Date of Payout.

Performance Criteria

I.Adjusted Operating Cash Flow - 100% Weighting

“Adjusted Operating Cash Flow” is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments.

Level of Achievement	Below Threshold	Threshold	Target	Maximum
Goal Attainment %	< 80%	80%	100%	120%
% of Target Payout (excl. rTSR Modifier)	0%	50%	100%	150%

A.	Relative TSR Modifier

The Adjusted Operating Cash Flow is subject to a payout modifier based on the percentile rank of Kyndryl’s total shareholder return relative to the comparison group of companies (the “Peer Group,” and each member thereof, a “Peer Company” and such percentile rank, “Relative TSR”) during the performance period beginning on June 1, 2026, and ending on March 31, 2029. For purposes of determining Relative TSR, the Peer Group will consist of the constituents of the S&P 400 Mid-Cap Index as of June 1, 2026.

As shown below, there will be a 20% reduction in your payout if the Relative TSR ranks at or below the 25th percentile, a 20% increase if we rank at or above the 75th percentile, and an adjustment determined on a linear basis if we rank in between these levels.

Level of Achievement	Minimum	Target	Maximum
Goal Attainment % of rTSR Rank	25th Percentile	100%	75th Percentile
Modifier Adjustment Percent Applied to AOCF Performance	-20%	No Adjustment	+20%

Each Peer Company’s total shareholder return (“TSR”) will be measured over the Performance Period using the following equation:

“Adjusted End Price” means the average closing stock price of the five trading days ending on the last day of the Performance Period. Includes dividends during the Performance Period, which are assumed to be reinvested in additional shares on the issuing entity’s stock as of the ex-dividend date.

“Start Price” means the average closing stock price of the five trading days ending on the first day of the Performance Period.

At the end of the Performance Period, Kyndryl’s TSR percentile rank will be calculated using the equation below, where X equals the total number of Peer Companies with a TSR less than Kyndryl’s TSR, and Y equals the number of Peer Companies, including Kyndryl, minus 1, rounded to the nearest hundredth.

Notwithstanding the foregoing, if Kyndryl’s TSR at the end of the Performance Period is negative, a positive rTSR modifier will not be applied, regardless of Kyndryl’s relative rank.

Notwithstanding the foregoing, the maximum payout value of the PSU award, including stock price appreciation from the date of grant, will be 400% of the target number of PSUs multiplied by the grant date closing stock price, as measured by the closing stock price on the last day of the performance period.

A member of the Peer Group will be removed if: (i) during the Performance Period, the constituent company makes a public disclosure of its intent or agreement to enter into a merger or sale with another company, after which the constituent company will no longer be listed on a securities exchange; or (ii) it is not listed on a securities exchange for the entire Performance Period; provided, that a company that becomes subject to a proceeding as a debtor under the U.S. Bankruptcy Code during the Performance Period will be included with TSR equal to -100%.

Adjustments to Performance Criteria

Adjustments to the performance criteria will be determined by the Committee in accordance with the established adjustment policy, which includes (among others):

•	Currency Impacts – predetermined financial results are updated to remove the impact from currency movements;

•	Accounting and Tax Changes – any changes in GAAP or other Accounting Standards as well as tax laws that result in a material impact to financial results;
•	Acquisitions or divestitures not included in the target;
•

Special items as disclosed in Kyndryl’s public financial reporting, including but not limited to, impairment and gains/losses on divestitures or asset sales, effect of changes in accounting principles, tax law, or other laws or provisions affecting reported results;

•	Material changes to commercial agreements driven by a change in IBM strategy; or
•	Cash usage associated with the deployment of any long-term incentive cash-deferred plans (not applicable to the Company’s Annual Incentive Plan).

The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors the Committee deems appropriate in light of the facts and circumstances.

Notwithstanding the foregoing, no adjustments will be made to performance criteria due to planned acquisitions or divestitures or customer terminations or loss of scope (excluding loss of non-novated contracts).